                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF SPECIAL
                     STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                 11% NON-VOTING JUNIOR CONVERTIBLE PAY-IN-KIND
                             SPECIAL STOCK SERIES E

                                       OF

                          ALLIANCE GAMING CORPORATION,
                             A NEVADA CORPORATION,

                       PURSUANT TO SECTION 78.195 OF THE
                            NEVADA REVISED STATUTES

    ALLIANCE GAMING CORPORATION, a Nevada corporation (the "CORPORATION") certifies that, pursuant to the authority contained in Article IV of its Amended Articles of Incorporation (the "ARTICLES OF INCORPORATION") and in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation at a meeting duly called and held on
            , 1996, adopted the following resolution which resolution remains in full force and effect on the date hereof:

    RESOLVED, that the Articles of Incorporation have authorized 10,000,000 shares of special stock, par value $.10 per share, of which 10,000,000 remain unissued; and

    FURTHER RESOLVED, that it is necessary to set forth the designation, preferences and relative, participating, optional and other special rights and
qualifications,  limitations  and restrictions  of               shares  of such
non-voting special stock; and

    FURTHER RESOLVED, that there is hereby established a series of authorized special stock having a par value of $.10 per share, which series shall be designated as "11% Non-Voting Junior Convertible Pay-in-Kind Special Stock, Series E" (herein the "SERIES E SPECIAL STOCK"), shall consist of 850,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows.

                                   ARTICLE I

                              CERTAIN DEFINITIONS

    Unless the context otherwise requires, the terms defined in this Article I shall have, for all purposes of this resolution, the meanings herein specified:

    COMMON STOCK. The term "COMMON STOCK" shall mean the common stock, par value $.10 per share, of the Corporation as the same exists on the date of this resolution or as such stock may be reconstituted from time to time. For purposes of calculating the number of shares of Common Stock outstanding, shares of Common Stock held in the treasury of the Corporation shall not be considered outstanding.

    EFFECTIVE TIME. The term "EFFECTIVE TIME" shall mean the effective time of the consummation of the merger contemplated by the Agreement and Plan of Merger dated October 18, 1995, as amended, among the Corporation, BGI Acquisition Corporation and Bally Gaming International, Inc.

    INITIAL ISSUE DATE. The term "INITIAL ISSUE DATE" shall mean the date that shares of Series E Special Stock are first issued by the Corporation.

    JUNIOR STOCK. The term "JUNIOR STOCK" shall mean the Common Stock and any class or series of stock of the Corporation authorized after the Initial Issue Date ranking junior to the Series E Special Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.
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    LIQUIDATION VALUE.   The  term "LIQUIDATION  VALUE" shall  mean $100.00  per
share of Series E Special Stock.

    PERSON.   The  term "PERSON"  shall mean  an individual,  partnership, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

    SENIOR STOCK. The term "Senior Stock" shall mean the 15% Non-Voting Pay-in-Kind Special Stock, Series B, of the Corporation and any other class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series E Special Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

                                   ARTICLE II

                  DIVIDENDS OR OTHER DISTRIBUTIONS OF PROPERTY

    2.1 GENERAL. The holders of the outstanding Series E Special Stock shall be entitled to receive quarterly dividends, as and when declared by the Board of Directors out of funds legally available thereof. Each quarterly dividend shall be an amount per share equal to $2.75 and shall be payable in cash, except that the Corporation may at its sole option pay any such dividend accruing through and including the Dividend Payment Date (as defined below) occurring next after the fifteenth anniversary of the Effective Time in whole or in part in additional shares of Series E Special Stock (or fractions thereof) in an amount equal to such dividend, valued at the Liquidation Value. Each such dividend shall be payable on or about the first day of the first, fourth, seventh and tenth months following the Initial Issuance Date in each year as fixed by the Board of Directors beginning on the first day of the fourth month following the Initial Issue Date or such other dates as are fixed by the Board of Directors (each a "DIVIDEND PAYMENT DATE"), to the holders of record of Series E Special Stock at the close of business on the 15th day of the month next preceding such Dividend Payment Date, as the case may be, as fixed by the Board of Directors (each a "RECORD DATE"). Such dividends shall be cumulative and shall accrue on each share whether or not earned, from and after the Dividend Payment Date coincident with or next preceding the issuance of such share, PROVIDED, HOWEVER, that dividends payable on the first Dividend Payment Date shall so accrue from and after the date immediately succeeding the Initial Issue Date. Dividends payable for any partial dividend period (including the period from the Initial Issue Date to the first day of the month next following the month in which the Initial Issue Date occurs) shall be computed on the basis of the actual days elapsed in such period over a year of 365 or 366 days. All calculations provided for in this Section 2.1 shall be rounded to the nearest 1/1000 share and the nearest cent.

    2.2 LIMITATIONS. Except as hereinafter provided in this Section 2.2, unless all dividends on the outstanding shares of Series E Special Stock that shall have accrued and be payable as of any date shall have been paid, or declared and additional shares or funds, as appropriate, set apart for payment thereof, no dividend or other distribution shall be paid to the holders of Junior Stock and no shares of Junior Stock shall be purchased or redeemed by the Corporation. Holders of shares of Series E Special Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series E Special Stock. Any dividend that is not declared and paid (or set apart for payment) on the requisite Dividend Payment Date shall accrue additional dividends at the per annum rate of 11%, compounded on a quarterly basis and payable on succeeding Dividend Payment Dates.

                                  ARTICLE III

           DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP

    3.1  PREFERENCE  ON LIQUIDATION,  ETC.   In the  event of  any voluntary  or
involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and

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other rights of any Senior Stock  as to liquidation preferences, the holders  of
Series E Special Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined, in good faith, by the Board of Directors of the Corporation the Liquidation Value per share plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of such payment prior to any payment to the holders of Junior Stock. After payment in full of the Liquidation Value per share of the Series E Special Stock and other preferential amounts provided for in this
Section 3.1, the holders of the Series E Special Stock as such shall have no right or claim to any of the remaining assets of the Corporation. Except as provided in this Section 3.1, holders of Series E Special Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

    3.2 LIQUIDATION PRO RATA IF ASSETS INADEQUATE. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Value per share of Series E Special Stock, then the assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts in which they may be entitled shall be ratably distributed among the holders of Series E Special Stock and any other stock ranking on a parity with the Series E Special Stock with respect to distributions upon liquidation, dissolution or winding up of the affairs of the Corporation in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this resolution.

                                   ARTICLE IV

                                 VOTING RIGHTS

    4.1  VOTING  RIGHTS OF HOLDERS  OF SERIES E  SPECIAL STOCK.   The shares  of
Series E Special Stock shall have no voting rights except as required by law or as set forth below:

       (a) If and whenever at any time or times dividends payable on shares of Series E Special Stock shall have been in arrears and unpaid for six consecutive Dividend Payment Dates, then the number of directors constituting the Board of Directors of the Corporation shall be increased by two and the holders of shares of Series E Special Stock shall have the exclusive right, voting as a class with all other equity securities of equal rank which have the right to elect directors along with the Series E Special Stock, to elect two directors of the Corporation.

       (b) Such voting right may be exercised initially at a special meeting of the holders of Series E Special Stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends accumulated on the shares of Series E Special Stock shall have been paid or set apart for payment in full, at which time such voting right and the term of the directors elected pursuant to Section 4.1(a) shall terminate.

       (c) At any time when such voting right shall have vested in holders of shares of Series E Special Stock described in Section 4.1(a), a proper officer of the Corporation may call and, upon the written request, addressed to the Secretary of the Corporation, of the record holders of shares representing 25% of the voting power of the shares then outstanding of Series E Special Stock, shall call, a special meeting of the holders of Series E Special Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 4.1(c), no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

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
       (d) At any meeting held for the purpose of electing directors at which the holders of Series E Special Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing a majority of the then outstanding shares of Series E Special Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by the holders of Series E Special Stock.

       (e) Whatever directors are to be elected pursuant to paragraph (a) of this Section 4.1, they shall be elected by a plurality of the votes cast by the holders of Series E Special Stock entitled to vote.

       (f) Any directors elected pursuant to paragraph (a) of this Section 4.1 may be removed at any time, with or without cause, only by the affective vote of the holders of a majority of the shares of Series E Special Stock then outstanding.

       (g) Any director elected by holders of Series E Special Stock pursuant to the voting right exercised under this Section 4.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 4.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected, or if there be no such remaining director, by the holders of Series E Special Stock entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in
    Section 4.1(c), or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting right, subject to applicable law, the term of office of all directors elected by holders of Series E Special Stock voting separately as a class pursuant to this Section
    4.1 shall terminate.

       (h) In exercising the voting rights set forth in this Section 4.1, each holder of Series E Special Stock shall be entitled to one vote for each share of such stock held by such holder. The holders of Series E Special Stock shall in no event be entitled to elect more than two directors in total under the provisions of this Certificate. The voting rights granted in this Certificate are subject to applicable regulatory approvals and limitations.

                                   ARTICLE V

                                   CONVERSION

    5.1 CONVERSION PRIVILEGE. (a) Subject to and upon compliance with the provisions of this Article V, at the option of the holder thereof, shares of Series E Special Stock may at any time be converted into fully paid and non-assessable shares of Common Stock at a conversion price of $6.56, subject to adjustment as provided below. For this purpose, the value of any share of Series E Special Stock shall be deemed to be the Liquidation Value. Immediately following such conversion, the rights of the holders of any converted Series E Special Stock shall cease and the persons entitled to receive Common Stock upon the conversion of such Series E Special Stock shall upon compliance with the requirements of Section 5.2 hereof be treated for all purposes as having become the owners of such Common Stock.

    5.2 PROCEDURES. To receive certificates evidencing Common Stock issuable on conversion of Series E Special Stock, a holder must (i) surrender the certificate or certificates evidencing the shares of Series E Special Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series E Special Stock, (ii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (iii) pay any transfer or similar tax if required by Section 5.6 hereof. The date on which the holder satisfies all those requirements is the "EXCHANGE DATE". The Person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Exchange Date. As soon as practicable, but in any event within 10 business days, the Corporation shall deliver, through the transfer agent, a certificate for the number of full shares of Common Stock issuable upon the conversion and a check for any fractional share. The number of full

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shares  of Common Stock  issuable to any  holder of Series  E Special Stock upon conversion shall be based on the total number of shares of Series E Special Stock surrendered for conversion by such holder.

    5.3 FRACTIONAL INTERESTS. No fractions of shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series E Special Stock. If any fraction of a share of Common Stock would, except for the provisions of this Section, be issuable on the conversion of any shares of Series E Special Stock, the Corporation shall make payment in lieu thereof in an amount of United States dollars equal to the value of such fraction computed on the basis of the last sale price of the Common Stock as reported on the Composite Tape for New York Exchange Listed Stocks (or if not listed or admitted to trading on such Exchange, then on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation/ National Market System (the "NASDAQ/NMS") or a similar organization if NASDAQ/NMS is no longer reporting information) on the last trading day prior to the Exchange Date or if no such sale takes place on such day, the last sale price for such day shall be the average of the closing bid and asked prices regular way on the New York Stock Exchange (or if not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the highest bid and lowest asked prices on NASDAQ/NMS or a similar organization if NASDAQ/NMS is no longer reporting information) for such day (any such last sale price being hereinafter referred to as the "LAST SALE PRICE"). If on such trading day the Common Stock is not quoted by any such organization, the fair value of such Common Stock on such day, as determined by the Board of Directors, shall be used.

    5.4 ADJUSTMENT OF CONVERSION PRICE. The conversion price per share of Common Stock issuable upon conversion of the Securities pursuant to Section 5.1 (herein called the "Conversion Price") shall be subject to adjustment from time to time from and after the date of this resolution as follows:

       (a) In case the Corporation shall (1) pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of Series E Special Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such shares of Series E Special Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately, except as provided in subsections (g) or (h) below, after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

       (b) In case the Corporation shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of
    Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (e) below) of the Common Stock on the record date mentioned below, the Conversion Price shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

              (i)
               the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which

             (ii)
               the numerator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus (B) the number of shares which the aggregate offering price of the total number of shares so

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       offered for  subscription  or purchase  would  purchase at  such  current market price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price), and of which

            (iii)
               the denominator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus (B) the number of additional shares of Common Stock which are so offered for subscription or purchase.

    Such adjustment shall become effective immediately, except as provided in subsections (g) or (h) below, after the record date for the determination of holders entitled to receive such rights or warrants.

       (c) In case the Corporation or any subsidiary of the Corporation shall distribute to all holders of Common Stock any of its assets, evidences of indebtedness or securities other than Common Stock (other than (x) ordinary dividends in cash or other property whether or not paid out of retained earnings of the Corporation or (y) any dividend or distribution referred to in subsection (a) or (b) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection
    (e) below) of the Common Stock immediately prior to the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such evidences of debt or other securities applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in subsections (g) or (h) below, after the record date for the determination of stockholders entitled to receive such distribution. Notwithstanding the foregoing, in the event that the fair market value of the assets, evidences of indebtedness or other securities so distributed applicable to one share of Common Stock equals or exceeds such current market price per share of Common Stock or such current market price exceeds such fair market value by less than $0.10 per share, the Conversion Price shall not be adjusted pursuant to this subsection (c) until such time as the cumulative amount of all such distributions exceeds $0.10 per share.

       (d) Unless provision is made for the Contingent Conversion (as defined below) by the holders of the Series E Special Stock in connection with an Offer (as defined below), the Corporation and any subsidiary of the Corporation shall be prohibited from making a tender or exchange offer for all or any portion of the Common Stock (any such tender or exchange offer being referred to as an "OFFER") which involves (i) per share consideration the fair market value of which is in excess of 120% of the current market price per share (determined as provided in subsection (e) of this Section) prevailing three business days prior to the commencement of such Offer and
    (ii) an aggregate consideration having a fair market value as of the expiration of such Offer (the "EXPIRATION TIME") that exceeds 110% of the product of the current market price per share (determined as provided in subsection (e) of this Section) of the Common Stock at the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time.

    For purposes of this subsection (d), (i) the fair market value of any consideration with respect to an Offer shall be determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution, and (ii) a "CONTINGENT CONVERSION" shall mean a conversion of Series E Special Stock pursuant to Section 5.1 pursuant to which the holder of shares of Series E Special Stock can tender such shares for conversion subject to the Common Stock issuable upon such conversion being acquired by the Corporation or any subsidiary of the Corporation pursuant to an Offer and, to the extent such Common Stock is not so acquired, the portion

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    of the shares of Series E Special Stock which would have been converted upon such acquisition but which were not acquired pursuant to the Offer shall be considered for all purposes as if such shares were never tendered for conversion hereunder.

       (e) For the purpose of any computation under subsections (b), (c) and (d) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the Last Sale Prices of a share of Common Stock for the five consecutive trading days selected by the Corporation commencing not more than 20 trading days before, and ending not later than, the earlier of the date in question and the date before the " `ex' date" with respect to the issuance, distribution or Offer requiring such computation. If on any such trading day the Common Stock is not quoted by any organization referred to in the definition of Last Sale Price in
    Section 5.3 hereof, the fair value of the Common Stock on such day, as determined by the Board of Directors, shall be used. For purposes of this paragraph, the term " `EX' DATE", when used with respect to any issuance, distribution or payments with respect to an Offer, means the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock trades or on which the Common Stock is listed or admitted to trading without the right to receive such issuance, distribution or Offer.

       (f) In addition the foregoing adjustments in subsections (a), (b), (c) and (d) above, the Corporation will be permitted to make such reductions in the Conversion Price as its considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will be not be taxable to the holders of the shares of Common Stock.

       (g) In any case in which this Section shall require that an adjustment (including by reason of the last sentence of subsection (a) or (c)
    above) be made immediately following a record date, the Corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any shares of Series E Special Stock converted after such record date pursuant to
    Section  5.1 and on and before  such adjustment shall have become effective,
    (i) defer paying any cash payment pursuant to Section 5.3 hereof or issuing to the holder of such shares the number of shares of Common Stock and other capital stock of the Corporation (or other assets or securities) issuable upon such conversion in excess of the number of shares of Common Stock and other capital stock of the Corporation issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (ii) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment pursuant to Section 5.3 hereof and issue to such holder the additional shares of Common Stock and other capital stock of the Corporation issuable on such conversion.

       (h) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price; PROVIDED, that any adjustments which by reason of this subsection (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
    Section 5.3 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

       (i) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly (i) cause to be filed with the Corporation a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Corporation) setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of shares of Common Stock (or portion thereof) issuable after such adjustment to the Conversion Price upon conversion of a share of Series E Special Stock, which certificate shall be conclusive evidence of the correctness of the matters set forth

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
    therein, and (ii) cause to be given to each of the registered holders of the Series E Special Stock at its address appearing on the transfer agent's register written notice of such adjustments by first-class mail, postage prepaid.

    5.5 REORGANIZATION OF CORPORATION. If the Corporation shall at any time consolidate or merge with one or more persons (other than a merger or consolidation in which the Corporation is the continuing person and which does not result in any reclassification, change or exchange of the outstanding shares of Common Stock), or sell, lease, transfer, or convey all or substantially all of its assets, the record holders of the Series E Special Stock shall have the right thereafter to receive, upon the surrender of a certificate or certificates representing Series E Special Stock, the cash, securities or other property to which the record holder would have been entitled upon such consolidation, merger, sale, lease, transfer or conveyance (to the extent permitted by applicable law) if the record holder had held the shares of Common Stock issuable upon any conversion thereof immediately prior to any such transaction, whether or not the Series E Special Stock was at such time convertible. The Corporation shall take such steps in connection with such consolidation or merger or sale, lease, transfer or conveyance as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any cash, securities or other property thereafter deliverable upon any conversion or redemption hereof. The provisions of this Section shall similarly apply to successive consolidations, mergers, sales, leases, transfers or conveyances.

    5.6 TAXES ON CONVERSION. The Corporation will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of shares of Common Stock on conversion of Series E Special Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series E Special Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation extends no protection with respect to any other taxes imposed in connection with conversion of Series E Special Stock.

    5.7 CORPORATION TO PROVIDE STOCK. The Corporation shall reserve from time to time, free from preemptive rights, out of its authorized but unissued shares, or, with respect to no more than 5% of the number of shares issuable upon conversion of the outstanding Series E Special Stock, shall otherwise cause to be made available, sufficient shares to provide for the conversion of the Series E Special Stock as such shares of Series E Special Stock are presented for conversion, PROVIDED, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of Series E Special Stock by delivery of repurchased shares of Common Stock which are held in the treasury of the Corporation.

    If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series E Special Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued or delivered upon conversion, then the Corporation covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be, PROVIDED, HOWEVER, that nothing in this Section shall be deemed to affect in any way the obligations of the Corporation to convert Series E Special Stock into Common Stock as provided in this Article V.

    Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the Common Stock, the Corporation will take all corporate action which may, in the opinion of counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

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                                   ARTICLE VI

                              OPTIONAL REDEMPTION

    6.1 OPTIONAL REDEMPTION. (a) The Corporation at any time may and from time to time may at its option redeem all or any number less than all of the outstanding shares of Series E Special Stock. Any redemption of shares of Series E Special Stock shall be elected at a price per share in cash equal to the Liquidation Value per share plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of redemption. Except as provided in this subparagraph (a) or elsewhere in the Articles of Incorporation, the Corporation shall have no right or obligation to redeem any shares of Series E Special Stock.

    (b)(i) Notice of any redemption of shares of Series E Special Stock pursuant to this Section 6.1 shall be mailed not less than 30, but not more than 60 days prior to the date fixed for redemption to each holder of shares of Series E Special Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation in order to facilitate the redemption of shares of Series E Special Stock, the Board of Directors may fix a record date for the determination of shares of Series E Special Stock to be redeemed not more than 60 days or less than 30 days prior to the date fixed for such redemption.

    (ii)
       Notice having been  given pursuant  to paragraph (b)(i)  of this  Section
       6.1, from and after the date specified therein as of the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Series E Special Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price (but without interest) plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of redemption shall cease and terminate.

                                  ARTICLE VII

                                 MISCELLANEOUS

    7.1 EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series E Special Stock shall not have any powers, preferences or relative, participating, optional or special rights, other than those specifically set forth in this Certificate and in the Articles of Incorporation.

    7.2  HEADINGS  OF SUBDIVISIONS.   The headings of  the various  subdivisions
hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

    7.3 SEVERABILITY OF PROVISION. If any voting powers, preferences, and relative, participating, optional or other special rights of the Series E Special Stock and qualifications, limitations, and restrictions thereof set forth in this resolution are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, option and other special rights of the Series E Special Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, option and other special rights of the Series E Special Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, option or other special rights of the Series E Special Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series E Special Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

    7.4 FRACTIONAL SHARES. Fractional shares of Series E Special Stock shall entitle the holder to receive dividends and distributions and to exercise voting rights in proportion to the fractional holding.

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